As filed with the Securities and Exchange Commission on October 17, 2017

Registration No. 333-214454

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-11 REGISTRATION STATEMENT NO. 333-214454

UNDER

THE SECURITIES ACT OF 1933

Parkway, Inc.

(Exact Name of Registrant as Specified in governing instruments)

San Felipe Plaza

5847 San Felipe Street, Suite 2200

Houston, Texas 77057

(346) 200-3100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

A. Noni Holmes-Kidd

Vice President, General Counsel and Secretary

Parkway, Inc.

One Orlando Centre

800 North Magnolia Avenue

Suite 1625

Orlando, Florida 32803

(407) 650-0593

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement (No. 333-214454) of Parkway, Inc., a Maryland corporation (the “Company”), on Form S-11 (as amended and supplemented, the “Registration Statement”) originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 4, 2016.

The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 29, 2017, by and among the Company, Parkway Properties LP, a Delaware limited partnership (“Parkway LP”), Real Estate Houston US Trust (“Parent”), a Delaware statutory trust and subsidiary of Canada Pension Plan Investment Board, a Canadian Crown corporation (“CPPIB”), Real Estate Houston US LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), and Real Estate Houston US LP, a Delaware limited partnership and an indirect subsidiary of Parent (“Merger Partnership”), pursuant to which Merger Sub merged with and into the Company, with the Company as the surviving entity and a subsidiary of CPPIB (the “Company Merger”), and immediately following the Company Merger, Merger Partnership merged with and into Parkway LP, with Parkway LP as the surviving entity and a subsidiary of CPPIB (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). The Mergers became effective on October 12, 2017.

In connection with the Mergers, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on October 17, 2017.

PARKWAY, INC.

By:	/s/ A. Noni Holmes-Kidd
Name: A. Noni Holmes-Kidd Title: Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.